Exhibit 10.1

AMENDMENT NO. 5 TO THE

ORTHOFIX MEDICAL INC.

AMENDED AND RESTATED

2012 LONG-TERM INCENTIVE PLAN

The Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (as amended to date, the “Plan”) is hereby amended as follows:

1. The phrase “Eleven Million Two Hundred Seventy-Five Thousand (11,275,000) shares” in Section 4.1(a) of the Plan is replaced with the phrase “Sixteen Million Two Hundred Seventy-Five Thousand (16,275,000) shares”

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